EMPIRE RESOURCES, INC.

Exhibit 99.1

EMPIRE RESOURCES REPORTS THIRD QUARTER 2013 RESULTS

Fort Lee, NJ, November 14, 2013 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the third quarter of 2013 were $126.4 million, an increase of 14% from the second quarter of 2013, and 8% lower than the third quarter of 2012. The sequential improvement in sales was driven by an increase in sales in Latin America and stronger sales in Europe, offset by lower sales in North America and in the Australia/New Zealand region.

Gross profit for the third quarter of 2013 was $5.3 million, an increase of 1% from the second quarter of 2013, and 13% lower than the third quarter of 2012. Gross profit was 4.2% of sales, compared with 4.8% of sales in the second quarter of 2013 and 4.4% of sales in the third quarter of 2012. The Company continued to implement its inventory management strategy and reduced storage and processing costs in the quarter. Increased competitive conditions in Australia and Brazil reduced gross margin in those regions and resulted in the decline in the gross margin as a percentage of sales compared with the prior periods.

Operating income for the third quarter of 2013 was $1.7 million compared with $1.8 million in the second quarter of 2013 and $2.7 million in the third quarter of 2012. SG&A expenses were 3% higher sequentially and 5% higher than the third quarter of 2012 due in part to the Company's investment in employee count to expand its geographic reach.

Net interest expense for the third quarter of 2013 was $1.2 million, approximately level with the second quarter of 2013 and 16% below the third quarter of 2012. The Company's focus on controlling inventory levels for the past several quarters has enabled Empire to reduce bank debt by 5% year-to-date, with resulting savings in interest costs.

In the third quarter of 2013, the Company recognized a non-cash non-operating gain of $1.7 million related to the change in fair market valuation of the derivative feature of its convertible subordinated note. That compares with a non-cash non-operating loss of $0.04 million in the second quarter of 2013 and a non-cash non-operating gain of $0.4 million in the third quarter of 2012, both due to the derivative valuation recognized in those periods.

Before including the non-cash non-operating derivative-related amounts in all periods, pre-tax income was $0.6 million in both the third quarter of 2013 and the second quarter of 2013 and $1.3 million in the third quarter of 2012.

Net income for the third quarter of 2013 was $1.5 million, or $0.06 per diluted share, including the derivative related non-cash non-operating gain. That compares with net income of $0.4 million, or $0.04 per diluted share, in the second quarter of 2013, and net income of $1.1 million, or $0.09 per diluted share, in the third quarter of 2012, including the non-cash non-operating loss and gain in those respective prior year periods.

For the first nine months of 2013, net sales were $370.3 million; pre-tax income was $3.4 million, before including a non-cash non-operating derivative-related loss of $0.45 million; and net income was $1.9 million, or $0.22 per diluted share, including the derivative-related loss. In the first nine months of 2012, net sales were $429.0 million; pre-tax income was $4.6 million, before including a non-cash non-operating derivative-related gain of $0.36 million; and net income was $3.1 million, or $0.31 per diluted share, including the derivative-related gain.

Nathan Kahn, President and CEO, commented, “While industry conditions worldwide have remained challenging, we achieved substantial growth in Latin America in the third quarter, which was the main driver of the sequential increase in our sales. Our sales in Latin America were primarily steel products, which have been an area of strategic focus for Empire since we added them to our product offerings in 2010. They have reached 23% of our sales year-to-date in 2013.”

“We have seen a pick-up in our bookings since the end of September, but there is a persistent level of uncertainty in most of our markets. While it is prudent to remain cautiously optimistic at present, we are fully focused on executing our strategy and are optimistic about our long-term growth prospects.”

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company’s competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company’s failure to grow internally or by acquisition and (xiii) the Company’s failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income (Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30, 2013 2012		Nine Months Ended September 30, 2013 2012
Net sales	$126,390	$137,705	$370,288	$429,006
Cost of goods sold	121,082	131,597	353,083	410,123
Gross profit	5,308	6,108	17,205	18,883
Selling, general and administrative expenses	3,602	3,432	10,361	10,191
Operating income	1,706	2,676	6,844	8,692
Other expenses
Change in value of derivative liability	1,715	410	(452)	361
Interest expense, net	(1,156)	(1,378)	(3,403)	(4,119)
Income before income taxes	2,265	1,708	2,989	4,934
Income taxes	794	656	1,066	1,883
Net income	$1,471	$1,052	$1,923	$3,051
Weighted average shares outstanding:
Basic	8,586	8,594	8,585	9,000
Diluted	11,835	11,503	8,856	11,914
Earnings per share:
Basic	$0.17	$0.12	$0.22	$0.34
Diluted	$0.06	$0.09	$0.22	$0.31
See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Balance Sheets

(In thousands except share and per share amounts)

	September 30, 2013 (Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash	$2,246	$3,136
Trade accounts receivable (less allowance for doubtful accounts of $525 and $521)	63,579	53,551
Inventories	123,973	145,547
Deferred tax assets	3,634	3,306
Advance to supplier, net of imputed interest of $206 and $292	3,118	3,061
Other current assets	4,626	3,965
Total current assets	201,176	212,566
Advance to supplier, net of imputed interest of $89 and $234, net of current maturities	4,087	6,413
Preferential supply agreement	721	962
Long-term financing costs, net of amortization	495	862
Property and equipment, net	3,902	3,987
Total assets	$210,381	$224,790

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$117,612	$124,095
Current maturities of mortgage payable	179	171
Trade accounts payable	27,983	36,048
Income taxes payable	2,219	3,036
Accrued expenses and derivative liabilities	3,538	4,783
Dividends payable	215	-
Total current liabilities	151,746	168,133

Mortgage payable, net of current maturities	1,154	1,290
Subordinated convertible debt net of unamortized discount of $1,509 and $1,933 respectively	10,491	10,067
Derivative liability for embedded conversion option	2,448	1,996
Deferred taxes payable	50	195
Total Liabilities	165,889	181,681

Commitments (Note 19)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at September 30, 2013 and December 31, 2012	117	117
Additional paid-in capital	11,937	11,937
Retained earnings	37,920	36,641
Accumulated other comprehensive loss	(9)	(136)
Treasury stock, 3,165,791 and 3,158,597 shares at September 30, 2013 and December 31, 2012, respectively	(5,473)	(5,450)
Total stockholders' equity	44,492	43,109
Total liabilities and stockholders' equity	$210,381	$224,790
See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

(In thousands)

	Nine Months Ended September 30, 2013 2012
Cash flows from operating activities:
Net income	$1,923	$3,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	518	506
Change in value of derivative liability	452	(361)
Amortization of convertible note discount	424	424
Imputed interest on vendor advance	(231)	(347)
Provision for doubtful accounts	-	(6)
Amortization of supply agreement	240	-
Deferred income taxes	(503)	105
Foreign exchange loss/(gain), and other	(23)	15
Loss on sale of marketable securities	32	-
Changes in:
Restricted cash	-	(1,410)
Trade accounts receivable	(9,932)	(8,854)
Inventories	21,708	54,451
Other current assets	(666)	7,452
Trade accounts payable	(8,061)	(26,366)
Income taxes payable	(818)	(1,657)
Accrued expenses and derivative liabilities	(1,221)	3,634
Net cash provided by operating activities	3,842	30,637
Cash flows provided by/(used in) investing activities:
Repayment/(advance) related to supply agreement	2,500	(5,000)
Net proceeds from sale of marketable securities	6	-
Purchases of property and equipment	(6)	(38)
Net cash provided by/(used in) investing activities	2,500	(5,038)
Cash flows used in financing activities:
Repayments of notes payable – banks	(6,594)	(24,462)
Repayments - mortgage payable	(127)	(119)
Dividends paid	(429)	(676)
Deferred financing costs	(60)	(62)
Treasury stock purchased	(23)	(1,932)
Net cash used in financing activities	(7,233)	(27,251)
Net decrease in cash	(891)	(1,652)
Effect of exchange rate	1	(1)
Cash at beginning of period	3,136	4,274
Cash at end of the period	$2,246	$2,621
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,913	$4,052
Income taxes	$1,955	$2,664
Non cash financing activities:
Dividend declared but not yet paid	$215	$215
See notes to unaudited condensed consolidated financial statements

Contacts:

Investor Relations:

Comm-Counsellors, LLC

Edward Nebb

+1 203-972-8350

enebb@optonline.net

June Filingeri

+1 203-972-0186

junefil@optonline.net

Shareholders:

David Kronfeld

+1 917-408-1940

dkronfeld@empireresources.com